Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

ROYALE ENERGY ANNOUNCES AGREEMENT FOR $2 MILLION PLACEMENT

San Diego, October 19, 2009 – Royale Energy Inc (NASDAQ:ROYL) announces the signing of a definitive agreement for the private placement of approximately $2 Million of common stock and warrants on October 16, 2009. Funds from the offering will be used for working capital that will allow the company to accelerate drilling of wells in follow up to the recently announced discovery.  In addition to the Wylie well that will be started this week, the company will now initiate the permit process for the Vann and Magnum prospects, which it expects to begin drilling before the end of next quarter. .

The shares of common stock and warrants being sold in the placement have not been registered under the Securities Act and may not be offered or sold without registration with the Securities and Exchange Commission, or under an applicable exemption. The terms of the agreement include the sale of 623,053 shares of common stock at $3.21 per share, and warrants which are immediately exercisable for a period of 5 years into 342,679 shares in the aggregate at $3.53 per share.  The warrants contain customary adjustments for corporate events such as reorganizations, splits and dividends, and the exercise price of such warrants is subject to weighted-average anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect.  The Company will also provide customary registration rights in connection with the transaction. The investor has also agreed to waive the upward share adjustment portion of the anti-dilution provision that exists in the warrant issued in connection with its 2008 purchase, solely in connection with this transaction.

J.P. Turner & Company held a key role in the placement by acting as agent for the placement to a single institutional investor.

Stephen Hosmer, the company’s Chief Financial Officer said “We are pleased at the confidence shown in this new discovery, and the timeliness at which we will now be able to follow up with additional drilling.”

About the Company
Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
Fax 619-881-2899
chanda@royl.com
http://www.royl.com